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                                                                     Exhibit 99

[ESSI logo]
ENGINEERED SUPPORT SYSTEMS, INC.____________________________________________
                                 201 Evans Lane  o  St. Louis, MO 63121-1126

For further information, please contact:
Daniel E. Kreher
314/553-4915

                         ENGINEERED SUPPORT SYSTEMS
                                 TO ACQUIRE
                  SATELLITE COMMUNICATIONS NETWORK PROVIDER
                           SPACELINK INTERNATIONAL

         ST. LOUIS, MO., DECEMBER 9, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced today that it has entered into a binding, definitive agreement to purchase the membership interests of Spacelink International, LLC (Spacelink), a Dulles, Virginia-based firm involved in the design, integration, operation and maintenance of deployed satellite and wireless networks for the U.S. Department of Defense (DoD), the U.S. intelligence community and other forward deployed federal agencies and multinational organizations worldwide. The acquisition of Spacelink is expected to be immediately accretive to earnings, according to GERALD A. POTTHOFF, VICE CHAIRMAN, CEO AND PRESIDENT of Engineered Support.

Since its founding in 1994, Spacelink's growth and market positioning has evolved from its initial core business of providing satellite earth terminals and related bandwidth services into a full services telecommunications company. Today, Spacelink provides the entire suite of telecommunications systems and services and has commonly become its customers' single service provider of total end-to-end network solutions anywhere around the globe.

With approximately 100 highly skilled, experienced employees, Spacelink has the necessary qualifications to win and execute highly specialized, mission-critical projects for various federal agencies in the defense and intelligence segments. Many of its employees are co-located with U.S. military operations in Eastern Europe, the Middle East, Southwest Asia and Pacific Ocean regions where they provide operations, maintenance and engineering services to their customers in these challenging environments. Spacelink's capabilities include a state-of-the-art 24 x 7 Operations Control Center, which monitors the operational availability and performance of its deployed systems worldwide, an inventory of electronic equipment spares, transportable earth stations and a depot maintenance and integration facility.

Serving the fast-growing market for satellite services and satellite ground equipment that approaches $80 billion worldwide, Spacelink has grown at a rapid rate, quadrupling its revenues in the past four years alone. For calendar 2003, Spacelink posted revenues of approximately $95 million, with double-digit revenue increases forecasted going forward. With a variety of contract vehicles, Spacelink is one of a limited number of prime contractors on a ten-year, $2.2 billion ceiling IDIQ contract with the Defense Information Systems Agency (DISA), which has become a primary vehicle within the DoD for satellite communications services and a key catalyst for Spacelink's rapid growth.

Commenting on the pending acquisition, Potthoff stated, "We are extremely pleased to welcome the Spacelink team to the ESSI family. Clearly, they represent an excellent complement to our robust satellite communications support business at TAMSCO and solidify our position within this segment of the defense sustainment arena. The Spacelink brand and image are well known and respected in the telecommunications systems and services market. Their reputation for responsiveness, quality and service within the DoD community in providing end-to-end turnkey solutions to deployed defense and intelligence forces worldwide has allowed them to achieve higher levels of repeat business and profitability than their competitors.

We look forward to leveraging Spacelink's and TAMSCO's existing customer relationships, contractual vehicles and skilled personnel to further develop this fast-growing and profitable area of our Support Services business."

According to the terms of the agreement, the initial purchase price totals $150.5 million, consisting of $138.5 million in cash and unregistered shares of Engineered Support common stock worth $12 million. The purchase price is subject to certain adjustments to be finalized after closing, including an element of contingent consideration based upon Spacelink's future financial performance.

The pending transaction is subject to regulatory and other approvals and the satisfaction of customary closing conditions. The Company expects to complete the transaction within the next sixty days.

Spacelink is being represented in this transaction by BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

Additional details of the proposed transaction and a more complete description of Spacelink's operations will be provided during Engineered Support Systems' upcoming conference call in conjunction with the release of its earnings for the fourth quarter of fiscal 2004, which will be web cast live at 10 AM CST on Tuesday, December 14, 2004. The web cast can be accessed by clicking on the link on the homepage of the Company's website at www.engineeredsupport.com. To access additional information about Spacelink, visit its website at www.satcomsolutions.com.

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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